UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):

October 24, 2016 (October 19, 2016)

PetLife Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52445	33-1133537
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.

38 West Main St, Hancock, MD	21750
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 279-5152

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Certain Officers or Directors; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On October 19, 2016, the Board of Directors of Petlife Pharmaceuticals, Inc. (the “Company”) appointed Vyvyan Campbell to its Board of Directors.

Vyvyan Campbell’s diverse career in television and film spans over 30 years and several continents. From a young age, Vyvyan performed in all manners of entertainment, including acting in television/film and appearing on stage in London’s West End. This early experience served as an asset when she moved to Canada to open a top modeling agency and forge a successful career in television production.

Since forming her own production company JV Productions in 1997, Vyvyan has achieved a sterling reputation in North America for producing hit TV series. She has both produced and been an executive producer on over a dozen series, including the hit series Selling New York and Selling L.A. on HGTV US, and more recently JV’s new series on Bravo: Yours, Mine or Ours.

Besides her interest in entertainment and television production, Vyvyan also dabbles in real estate development. She owns several properties across North America, and is always on the hunt for her next “project”.

Pets have always been a big part of Vyvyan’s life. Her interest in PetLife stems from her love of animals. The love of her life is her nine-year-old Chihuahua named Pip. “ I couldn’t bear the thought of Pip getting cancer and going through all the horrible side effects of treatment. So, when I heard about PetLife how could I not get involved?” Vitazul the amazing cancer treatment is just one aspect of what can be done with this formula and Vyvyan is excited about the other companion products that PetLife has planned for 2017.

Vyvyan feels she can bring her experience of running a large company and, in particular, her marketing skills to the board of PetLife. “When a company is growing it’s important to multi-task and pitch in wherever an extra pair of hands is needed,” she says, “I’m ready to roll up my sleeves!”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETLIFE PHARMACEUTICALS, INC.
(Registrant)

Dated: October 24, 2016	By:	/s/ Ralph T. Salvagno, MD
Ralph T. Salvagno, MD
Chief Executive Officer